Exhibit 10.05

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”), dated effective as of March 15, 2005, is entered into by and between DGMAC, LLC, a Texas limited liability company (“DGMAC”), and Apollo Resources Interntional, Inc., a Utah corporation (“Apollo”).

ARTICLE I
DEFINITIONS

1.1. “Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

1.2.  “Change of Control” shall occur if any of the following occurs: (a) if any individual , entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Apollo representing (i) with respect to options granted pursuant to the Stock Option Plans, 50% or more of the Combined voting power of Apollo’s then outstanding securities, or (ii) 40% or more of the combined voting power of Apollo’s then outstanding securities; provided however, that the term “Person” shall not include (A) Apollo, (B) any employee benefits plan of Apollo, (C) a trustee or other fiduciary holding securities under an employee benefit plan of Apollo and acting in such capacity, (D) a Subsidiary of Apollo of a corporation owned, directly or indirectly, by the stockholders of Apollo in substantially the same proportions as their ownership of voting securities of Apollo, (E) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (b) if individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any  reason to constitute more than 50% of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Apollo’s stockholders was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or (c) if stockholders of Apollo approve a merger, consolidation, or reorganization, (i) with respect to options granted pursuant to the Stock Option Plans, less than a majority of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of Apollo immediately prior to such merger, consolidation, or reorganization, or (ii) with respect to the options granted pursuant to the Stock Option Plans, if as a result of such transaction, the holders of Apollo’s Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction; or (d) if stockholders of Apollo approve a sale or disposition of all or substantially all of Apollo’s assets to any other corporation or other legal person and, (i) with respect to options granted pursuant to the Stock Option Plans as a result of such sale, less than a majority of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned by persons who were stockholders of Apollo immediately prior to such sale or disposition, or (ii) with respect to the options granted pursuant to the Stock Option Plans, if, as a result of such transaction, the holders of Apollo’s Common Stock immediately prior to such transaction do not have the same proportionate ownership of the common stock of the surviving entity immediately after such transaction; (e) if stockholders of Apollo approve a plan of liquidation or dissolution of Apollo; (f) with respect to options granted under the Stock Option Plans, a public announcement is made of a tender or exchange offer by any Person for fifty percent or more of the outstanding Voting Securities of the Corporation, and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or (g) with respect to options granted pursuant to the 1997 Stock Option Plans, if, in a Title 11 Bankruptcy Proceeding, the appointment of a trustee or the conversion of a case involving Apollo to a case under Chapter 7.

1.3.  “Confidential Information” shall have the meaning specified in Section 5.1.

1.4.  “Governmental Authority” shall mean any federal, state, local, or foreign government or governmental, quasi-governmental, administrative or regulatory authority, agency, body, or entity, including any court or other tribunal.

1.5.  “Parties” shall mean DGMAC and Apollo (Party means either DGMAC or Apollo).

1.6.  “Person” shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

1.7.  “Records” shall have the meaning specified in Section 2.4.

1.8.  “Services” shall have the meaning specified in Section 2.1.

ARTICLE II
SERVICES TO BE PROVIDED

2.1.  Exhibits.

(a) Exhibit attached to and made a part of this Agreement describes the services to be provided by DGMAC to Apollo, as designated from time to time by Apollo (the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibit accurately. It is anticipated that the Parties will modify the Services from time to time.

(b) The Parties may also identify additional Services that they wish to incorporate into this Agreement. The Parties will create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

2.2.  Standard of Care.  In providing the Services hereunder, DGMAC will act in accordance with the highest business and ethical standards, and will exercise the same degree of care and provide the same level of quality, responsiveness and timeliness as would be provided by a comparable management service company.

2.4.  Records.  DGMAC shall keep full and detailed confidential records dealing with all aspects of the Services performed by it hereunder (the “Records”) and shall provide access to the Records to Apollo management, counsel and auditors at all reasonable times.  Furthermore, DGMAC shall maintain Apollo records confidential and segregated from the records of other companies, consistent with Apollo’s status as a public company.

ARTICLE III
FEES

3.1.  General.  Apollo will pay to DGMAC a fixed monthly fee for the Services as set forth in the attached Exhibit (collectively, the “Fees”). The Fees constitute full compensation to DGMAC for all charges, costs and expenses incurred by DGMAC on behalf of Apollo in providing the Services.  Additionally, DGMAC shall be entitled to immediate reimbursement and/or advancement of expenses reasonably incurred on behalf of Apollo, which are not related to the Services.  By way of example, travel-related expenses and the normal business expenses incurred in connection with Services, shall be deemed normal business expenses subject to immediate reimbursement and/or advancement under this Agreement.

3.2.  Payments.  DGMAC will deliver to Apollo, no later than the 15th and the 30th day of each month, an invoice for the aggregate Fees and reimbursable expenses incurred for the half-month period then ended. Apollo will pay to DGMAC Partners, through inter-company cash transfer or monthly issuance of Apollo common stock subject to the restrictions of Rule 144 of the Securities and Exchange Act of 1933, (the “Act”), no later than the 10th day following receipt of each such invoice, the aggregate Fees and reimbursable expenses incurred during such period. The Parties may agree to make payment of the cash portion of fees owed in Apollo common stock subject to the restrictions of Rule 144 of the Act.

3.3.  Review of Fees. At the end of each six months during the term of the Agreement, commencing as of the date of the Agreement, DGMAC will review the charges, costs and expenses actually incurred by DGMAC in providing any Service, as well as the calculation of any related Fee (collectively, “Actual Cost”) during the previous six months. In the event that DGMAC determines that the Actual Cost for any Service differs from the aggregate Fees for that Service, the Parties will renegotiate in good faith to adjust the appropriate Fees accordingly, retroactively or prospectively.

ARTICLE IV
AUTHORITY; INFORMATION; COOPERATION; CONSENTS

4.1.  Authority.  Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of any Persons that are conditions to its entering into this Agreement.

4.2.  Cooperation.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country.  If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.  The Parties covenant and agree to deal with each other fairly and in good faith.

4.3.  Further Assurances.  Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE V
CONFIDENTIAL INFORMATION

5.1.  Definition.  For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates which by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.

5.2.  Nondisclosure.  Each of DGMAC and Apollo agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.  It is intended by the Parties that Apollo, by virtue of its status as a public company, is to be the primary beneficiary of the confidentiality and nondisclosure obligations of this article V.

5.3.  Ownership of Confidential Information.  All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE VI
TERM AND TERMINATION

6.1. Term.  This Agreement shall remain in effect for a term of two years, and shall renew automatically for successive 12-month terms thereafter, until such time as it has been terminated as to all Services in accordance with Section 6.2 below.

6.2. Termination.  Either Party may terminate this Agreement with respect to one or more Services under this Agreement by providing three months’ written notice to the other Party or as otherwise agreed between the Parties. If Apollo terminates the Agreement without cause, Apollo shall pay to DGMAC a six-month severance penalty. DGMAC may terminate the Agreement upon the occurrence of a Change of Control as defined in section 1.2. Any termination is subject to compliance with State and Federal laws governing stockholders’ rights.

6.3. Transition Services.  DGMAC agrees that, upon termination of this Agreement or any of the Exhibits, DGMAC will cooperate in good faith with Apollo to provide Apollo (or its designee) with reasonable assistance to make an orderly transition, including the following:

(a) developing a transition plan with assistance from Apollo or its designee;

(b) providing training to Apollo personnel or its designee’s personnel to perform Services; and

(c) organizing and delivering to Apollo records and materials in electronic form as requested by Apollo.

ARTICLE VII
INDEMNIFICATION

7.1.  Tax Indemnification by DGMAC.  DGMAC agrees to pay all withholding and other taxes required by any local, state or federal law with respect to DGMACs’ employee, agrees to accept the exclusive liability for such taxes, and agrees to indemnify and hold harmless Apollo, and their respective directors, officers, employees, agents or permitted assigns (each, a “Apollo Party”) against any such tax which may be assessed.

7.2  Indemnification by Apollo.  Apollo shall indemnify, defend and hold harmless DGMAC, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a “DGMAC Party”) from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (collectively referred to as “Damages”), of third parties caused by or arising in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by the gross negligence of any DGMAC Party.

7.3  Indemnification Procedures.  A party entitled to indemnification pursuant to this Agreement (an “Indemnified Party”) shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the “Indemnifying Party”) in writing of the nature of the claim as soon as practicable but not more than ten days after the Indemnified Party receives notice of the assertion of the claim.  Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim, and if so, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel and to participate in, and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.  An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.  For purposes of this section 7.3, references to a “claim” shall be construed broadly, so as to encompass all claims made against the Indemnified Party in a legal action for which indemnification is available under this article VII.  The Indemnifying Party shall pay all amounts for which it is responsible under this article VII, promptly and in any event within 10 days of the date any such amounts are incurred.

ARTICLE VIII
DISPUTE RESOLUTION

If the Parties are unable to resolve any service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the Board of Directors of Apollo and Dennis G. McLaughlin will meet promptly to review and resolve those issues in good faith.  If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, and such matter has not been resolved by the Parties’ executives within sixty (60) days of receipt of notice of such breach, the Parties (or either of them) shall submit such matter to the American Arbitration Association (“AAA”) in Dallas, Texas for resolution by a panel of three neutral arbitrators under the commercial arbitration rules of the AAA.

ARTICLE IX
MISCELLANEOUS

9.1.  Governing Law.  This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

9.2.  Assignment.  This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that Apollo may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

9.3   Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

9.4.  Entire Agreement.  This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

APOLLO RESOURCES INTERNATIONAL, INC.

By:	/s/ Kit Chambers
Kit Chambers
Director

DGMAC, LLC

By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III
Member

EXHIBIT A

SERVICES & FEES AS OF OCTOBER 1, 2004

Services	Fees

The provision of Chief Executive Officer and Chairman of the Board of Directors services by Dennis G. McLaughlin, III for Apollo includes all fiduciary responsibilities and management decision-making responsibilities associated with the daily operations of Apollo and insuring the Board of Directors is functioning to the benefit of shareholders’.

$40,000.00 per month

The monthly fee will be in two parts, cash and restricted 144 Apollo common stock at the option of Mr. McLaughlin.

If cash: $40,000.00 per month, payable in two monthly installments of $20,000.00 on the 15th and the 30th of each month.

If Restricted 144 Apollo common stock: issued on the 30th day of each month having a market value of $40,000.00 based on the last trading day closing price prior to the 30th of each month.